EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                                                                  Other names under which
     Name                        Owner                  Jurisdiction              doing business

9066-4871 Quebec Inc.        3560309 Canada Inc.        Quebec, Canada             Planet411
3560309 Canada Inc.          The Registrant's           Canada (federal)           None
                             interest (all of the
                             voting/ common shares)
                             is owned through Planet
                             411 (Nova Scotia) Company
Planet 411 (Nova Scotia)     The Registrant has 100%    Nova Scotia, Canada        None
Company                      direct ownership interest